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For Immediate Release

Media Contact:	Investor Contact:
Rod Bitz	Steve Wold
Phone: 952-931-5413	Phone: 952-931-6747
E-mail: rod_bitz@atk.com	E-mail: steve_wold@atk.com

ATK REPORTS INCREASED EARNINGS PER SHARE OF $4.80
FROM CONTINUING OPERATIONS FOR FISCAL YEAR 2001

HIGHER SALES, IMPROVED OPERATING
MARGINS CONTRIBUTE TO RESULTS

    Summary—ATK posted record earnings for fiscal year 2001, with EPS from continuing operations rising 13 percent to $4.80 on a 6-percent revenue increase driven primarily by sales of small-caliber ammunition. Earnings before interest and income taxes (EBIT) advanced 13 percent to $136.1 million, while the EBIT margin rate rose to 11.9 percent. EBITDA cash flow per share increased 15 percent to $12.79. The company is on track for continued earnings and sales growth in fiscal year 2002 given the Thiokol Propulsion acquisition and key operational and financial initiatives.—End summary.

    Minneapolis, May 9, 2001—ATK (Alliant Techsystems, NYSE: ATK), a leading aerospace and defense company and one of the nation's largest suppliers of military ammunition, said fiscal year 2001 earnings per share from continuing operations rose 13 percent to a record $4.80 from $4.24 a year ago. (All per-share figures reflect a 3-for-2 common stock split effective Nov. 27, 2000).

    Paul David Miller (PDM), chairman and chief executive officer, said, "Our results for FY01 reflect the continuing benefits of a number of key personnel, operational, financial, and strategic initiatives undertaken over the past few years. We are now better positioned and better focused on execution in our four lanes of excellence—munitions, precision capabilities, propulsion, and composite structures. These improvements combined with the acquisition of Thiokol Propulsion Corp. give us confidence that we will continue to deliver on our commitment to increase shareholder value."

    Sales for fiscal year 2001, which ended March 31, rose 6 percent to $1.142 billion from $1.078 billion last year, driven primarily by revenues from a highly successful first year of small-caliber ammunition manufacturing operations at the Lake City Army Ammunition Plant in Independence, Mo.

    The Conventional Munitions segment set the pace for revenue growth in fiscal year 2001, posting sales of $494 million—up 43 percent from $347 million a year ago. The growth reflects new small-caliber ammunition sales and higher volume from munitions propellant and medium-caliber ammunition programs following the relocation of medium-caliber integration operations to the Radford Army Ammunition Plant in Radford, Va. Sales from the Aerospace segment declined to $506 million from $530 million a year ago primarily due to lower sales of solid propulsion systems for Titan and Delta space launch vehicles. The Defense Systems segment reported fiscal year 2001 sales of $181 million versus $221 million last year. The decline reflects primarily lower sales from an anti-tank barrier system contract that completed production. A new international order for this system was recently received.

    On April 1, ATK combined the Conventional Munitions and Defense Systems segments to create a single business segment called Defense in a move aimed at better leveraging the product breadth of its total defense businesses and achieving cost efficiencies. ATK now operates under two business groups: Aerospace, which includes Thiokol Propulsion, and Defense.

    Earnings before interest and income taxes (EBIT) for fiscal year 2001 increased 13 percent to $136.1 million from $120.6 million last year. The EBIT margin rate increased to a record 11.9 percent from 11.2 percent a year ago, reflecting continued strong program performance and savings resulting from facility consolidations.

    Cash flow as indicated by earnings before interest, taxes, depreciation, and amortization (EBITDA) increased to an all-time high of $181 million or $12.79 per share from $168 million or $11.08 per share last year.

    Free cash flow (cash from operations less capital expenditures) was $50 million versus $65 million last year. The decrease was the result of higher cash taxes and working capital requirements to promote growth at the Lake City Army Ammunition Plant. Additionally, the company performed work under contracts in the current year for which contract advances were received in the prior year. These higher uses of cash were offset by lower capital expenditures as several facility consolidation and start-up projects were completed in the prior year.

    Orders booked during the year rose to $1.2 billion from $883 million last year. The increase reflects new orders for the Objective Individual Combat Weapon, small-caliber ammunition, launch vehicle composite structures, munitions propellant, and an international anti-tank barrier system. Funded backlog at the end of fiscal year 2001 remained strong at $2.2 billion or 24 months of sales, while total backlog, which includes multi-year contracts awarded but not yet funded, was $3.4 billion or 36 months of sales at year end.

    Including Thiokol Propulsion, ATK's estimated funded and total backlog are $4 billion and $6 billion, respectively.

    Earnings per share for fiscal year 2001 were $4.80 versus $4.86 in the previous year. Last year's results include income from discontinued operations of 62 cents per share from an insurance settlement related to the company's former demilitarization operations in Ukraine.

    For the fourth quarter ended March 31, earnings per share from continuing operations rose 7 percent to $1.32 from $1.23 in the same period a year ago. Sales for the quarter were $324 million, an increase of 5 percent over $308 million last year.

    ATK said it expects continued sales and earnings growth in fiscal year 2002 resulting from the acquisition of Thiokol Propulsion Corp. and ongoing benefits from key operational and financial initiatives. ATK's projection for FY02 earnings per share remains at $5.30 to $5.35, excluding any non-recurring charges associated with the Thiokol acquisition. Sales for the year are forecast between $1.625 billion and $1.650 billion. EBIT margins are expected to be between 13 percent and 14 percent, and EBITDA cash flow for the year is projected to be approximately $300 million.

    For the first quarter, sales are expected to be between $375 million and $390 million and earnings per share between $1.18 and $1.20.

    ATK is a $1.6 billion aerospace and defense company with leading positions in munitions, precision capabilities, propulsion, and composite structures. The company, which is headquartered in Hopkins, Minn., employs approximately 10,000 people and has two business segments: Aerospace and Defense. ATK news and information can be found on the Internet at www.atk.com.

    The forecasts, projections, expectations, and opportunities for anticipated sales, earnings per share, margins, cash flow, and conversion of backlog included in this news release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including changes in governmental spending and budgetary policies, economic conditions, the company's competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, and sales projections, in addition to other factors identified in ATK's filings with the Securities and Exchange Commission.

#  #  #

    Webcast Information:  ATK will webcast its investor conference call on fiscal year 2001 results at 10:00 a.m. Eastern Daylight Time today. The live audio webcast will be available on the investor relations page of ATK's web site at www.atk.com. Information about downloading free RealPlayer software, which is required to access the webcast, is available on the website. For those who cannot participate in the live webcast, a telephone recording of the conference call will be available one hour after its completion. The telephone number is 719-457-0820, and the confirmation code is 649341. The recording will be available for one week.

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Quarters Ended		Years Ended
	March 31 2001	March 31 2000	March 31 2001	March 31 2000
	(In thousands except per share data)
Sales	$323,897	$307,603	$1,141,949	$1,077,520
Cost of sales	257,421	254,084	905,574	861,433

Gross margin	66,476	53,519	236,375	216,087

Operating activities:
Research and development	4,571	3,591	11,575	11,177
Selling	5,963	7,511	24,372	25,188
General and administrative	19,988	10,085	64,334	59,149

Total operating activities	30,522	21,187	100,281	95,514

Earnings before interest and income taxes	35,954	32,332	136,094	120,573
Interest expense	(7,168)	(8,449)	(33,738)	(33,999)
Interest income	402	237	1,038	656

Earnings from continuing operations before income taxes	29,188	24,120	103,394	87,230
Income tax provision	10,040	6,752	35,473	22,778

Income from continuing operations	19,148	17,368	67,921	64,452
Gain on disposal of discontinued operations, net of income taxes	—	—	—	9,450

Net income	$19,148	$17,368	$67,921	$73,902

Basic earnings per common share:
Income from continuing operations	$1.36	$1.24	$4.92	$4.32
Discontinued operations	—	—	—	0.63

Basic earnings per common share	$1.36	$1.24	$4.92	$4.95

Diluted earnings per common share:
Income from continuing operations	$1.32	$1.23	$4.80	$4.24
Discontinued operations	—	—	—	0.62

Diluted earnings per common share	$1.32	$1.23	$4.80	$4.86

Average number of common shares (thousands)	14,039	13,964	13,815	14,918

Average number of common and dilutive shares (thousands)	14,533	14,158	14,155	15,198

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2001	March 31, 2000
	(In thousands except share data)
Assets
Current assets:
Cash and cash equivalents	$27,163	$45,765
Receivables	214,724	244,881
Net inventory	54,136	53,629
Deferred income tax asset	16,478	5,480
Other current assets	20,322	1,295

Total current assets	332,823	351,050

Net property, plant, and equipment	303,188	335,628
Goodwill	117,737	124,718
Prepaid and intangible pension assets	106,048	80,877
Other assets and deferred charges	19,708	13,711

Total assets	$879,504	$905,984

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$69,200	55,650
Line of credit borrowings	—	49,000
Accounts payable	71,758	77,982
Contract advances and allowances	34,494	71,682
Accrued compensation	38,487	32,969
Accrued income taxes	11,873	7,430
Other accrued liabilities	66,151	61,880

Total current liabilities	291,963	356,593

Long-term debt	207,909	277,109
Post-retirement and post-employment benefits liability	108,203	118,137
Other long-term liabilities	73,097	39,198

Total liabilities	681,172	791,037

Contingencies
Common stock—$.01 par value
Authorized—20,000,000 shares
Issued and outstanding 14,070,569 shares at March 31, 2001 and 9,073,752 at March 31, 2000	208	139
Additional paid-in-capital	231,575	236,416
Retained earnings	265,180	197,259
Unearned compensation	(3,854)	(2,520)
Pension liability adjustment	(6,140)	(3,768)
Common stock in treasury, at cost 4,426,202 shares held at March 31, 2001 and 4,789,861 at March 31, 2000	(288,637)	(312,579)

Total stockholders' equity	198,332	114,947

Total liabilities and stockholders' equity	$879,504	$905,984

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended
	March 31, 2001	March 31, 2000
	(In thousands)
Operating activities
Net income	$67,921	$73,902
Adjustments to net income to arrive at cash provided by operations:
Depreciation	36,533	39,389
Amortization of intangible assets and unearned compensation	8,447	8,433
Deferred income tax	11,714	21,395
Gain on disposal of property	(251)	(1,890)
Changes in assets and liabilities:
Receivables	30,157	(11,382)
Inventory	(507)	(9,599)
Accounts payable	(6,224)	(16,009)
Contract advances and allowances	(37,188)	22,226
Accrued compensation	5,518	536
Accrued income taxes	4,443	(5,645)
Accrued environmental liability	(2,191)	(1,516)
Pension and post-retirement benefits	(29,396)	(13,855)
Other assets and liabilities	(14,356)	4,351

Cash provided by operations	74,620	110,336

Investing activities
Capital expenditures	(24,755)	(45,573)
Acquisition of business	(1,400)	(1,600)
Proceeds from sale of operations	17,800	—
Proceeds from disposition of property, plant, and equipment	9,709	1,631

Cash provided by (used for) investing activities	1,354	(45,542)

Financing activities
Net borrowings on line of credit	(49,000)	49,000
Payments made on bank debt	(55,650)	(38,734)
Proceeds from issuance of long-term debt	—	29,000
Net purchase of treasury shares	(2,002)	(81,276)
Proceeds from exercised stock options	12,076	1,903

Cash used for financing activities	(94,576)	(40,107)

Decrease in cash and cash equivalents	(18,602)	24,687
Cash and cash equivalents—beginning of period	45,765	21,078

Cash and cash equivalents—end of period	$27,163	$45,765

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CONSOLIDATED INCOME STATEMENTS (Unaudited)
CONSOLIDATED BALANCE SHEETS (Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)